Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the 2013 Stock and Incentive Plan, as amended, of Inverval Leisure Group, Inc. of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedule of Interval Leisure Group, Inc., and the effectiveness of internal control over financial reporting of Interval Leisure Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
August 5, 2016